EXHIBIT 99.2

Exhibit A to
Settlement Stipulation

PSE GENERAL RATE CASE
DOCKET NOS. UE-011570 and UG-011571

SETTLEMENT TERMS FOR THE
POWER COST ADJUSTMENT MECHANISM (PCA)

A.		Executing Parties

	1.	The following parties have participated in the Power Cost Adjustment mechanism (PCA) collaborative in Docket Nos. UE-011570 and UG-011571, and have reached consensus on the terms of settlement with respect to such issues, as set forth in this Agreement: Puget Sound Energy, Inc. ("PSE" or the "Company"); the Staff of the Washington Utilities and Transportation Commission; the Public Counsel Section of the Attorney General’s Office; Intervenor Industrial Customers of Northwest Utilities; Intervenor the Kroger Co.; Intervenor AT&T Wireless Services, Inc.; Intervenor Microsoft Corporation; Intervenor NW Energy Coalition and Natural Resources Defense Council; Federal Executive Agencies; and Intervenor Cogeneration Coalition of Washington (hereinafter referred to collectively as "Executing Parties").

B.		Overview of PCA

	2.	The proposed PCA is a mechanism that would account for differences in PSE's modified actual power costs relative to a power cost baseline. This mechanism would account for a sharing of costs and benefits that are graduated over four levels of power cost variances, with an overall cap of $40 million (+/-) over the four year period July 1, 2002 through June 30, 2006. If the cap is exceeded, costs and benefits in excess of $40 million would be shared at a different level of sharing. The factors influencing the variability of power costs included in the proposal are primarily weather or market related. PSE will be allowed to file for rate increases to implement limited power supply cost increases related to new resources, discussed later.

3.	Sharing proposal:

  First Band (dead band): $20 million (+/-) annually, 100% of costs and benefits to Company.

  Second Sharing Band: $20-$40 million (+/-) annually, 50% of costs and benefits to Company; 50% of costs and benefits to Customers.

  Third Sharing Band: $40-$120 million (+/-) annually, 10% of costs and benefits to Company; 90% of costs and benefits to Customers.

  Fourth Sharing Band: Greater than $120 million (+/-) annually, 5% of costs and benefits to Company; 95% of costs and benefits to Customers.

  Overall Cap For Four Year Period July 1, 2002 through June 30, 2006: As a separate limit, the Company’s share of power costs/benefits will not exceed a $40 million (+/-) cumulative net balance, as calculated per the sharing bands discussed above. If this cap is exceeded, sharing thereafter is adjusted to 99% of costs and benefits to Customers and 1% of costs and benefits to Company. The cap is removed at end of the fourth year (June 30, 2006), and any deferred balances associated with the cap are set for refund or collection at that time.

  Deferral and Interest: The customer’s share of the power cost variability will be deferred as described below, and the balance will accrue monthly interest at the interest rate calculated in accordance with WAC 480-90-233(4). Amounts will be deferred consistent with recovery under the provisions of SFAS 71.

4.	Timing of surcharges for credits:

  The sharing amounts will be accounted for, on an annual basis. The first 12 month period will be the period beginning July 1, 2002 and ending June 30, 2003. Subsequent PCA periods will be 12 month period beginning on July 1 of each year. The surcharging of deferrals can be triggered by the Company when the balance of the deferral account is approximately $30 million. The Company shall make a filing to refund deferrals when the balance in the deferral account is a credit of $30 million or more.

  To address financial needs and to provide Customers a price signal to reduce energy consumption, a surcharge can be triggered when the Company determines that, for any upcoming 12 month period, the projected increase in the deferral balance for increased power costs will exceed $30 million. The surcharge will be implemented through a special filing subject to Commission approval detailing the events giving rise to the projected cost variance.

  In August of 2003 and each year thereafter, the Company shall file an annual report detailing the power costs included in the deferral calculation, in a form satisfactory to the Commission, for Commission review and approval. The Commission shall have an opportunity to review the prudence of the power costs included in the deferred calculation, and costs determined to be imprudent can be disallowed at that time. Staff and other interested parties will have the opportunity to participate in the prudence review process. The Company will also provide the Commission with a quarterly report of the deferral calculation in a form satisfactory to the Commission.

  Unless otherwise determined by the Commission, surcharges or credits will be collected or refunded, as the case may be, over a one year period. If for any reason the PCA shall cease to exist, any balances in the deferred accounts not previously reviewed will be reviewed and set for refund or surcharge to customers at that time.

C.		Elements of PCA

	5.	Power Cost Rate: In order to focus on the component of the Company's rates to be adjusted by a PCA, it is necessary to distinguish between power costs and all other costs in general rates. This will single out the relative portion of the Company's rate to be adjusted by the proposed PCA and in the periodic "Power Cost Only" review. The purpose is for the PCA, and any Power Cost Only case, to measure the cost of power delivered to PSE’s system, and to measure the change in this overall cost. The following table illustrates the proposed distinctions among costs in the Company's rates.

                        Power Costs Rate 1                                                Non-power Costs
 Variable Rate Component                Fixed Rate Component

 Fuel                                   Following items to be                           Transmission (other than
                                        recovered at the last general rate              what has been included in PCA fixed
 Other revenues and costs               case or PCA resource case revenue               rate component)
 associated with fuel                   levels:
                                                                                        Distribution
 Purchase & Interchange                 Production Plant and
(purchase power contracts not to        specific Transmission** Return on               All other operating
exceed general rate case or PCA         Ratebase (7.30% net of tax)                     accounts not included in the Power
resource case cost level)                                                               Cost Rate.
                                        Production Plant and
 Sales to Others                        specific Transmission Depreciation

 Wheeling costs                         Production Plant and specific
                                        Transmission Property Taxes
 Transmission income
associated with specific lines          Production plant and
                                        specific Transmission O&M
 Specific Production
regulatory assets* amortization  and    Other Power Supply
return (7.30% net of tax) at current    Expenses
PCA rate year  level
                                        **Specific Transmission –
 Adjustment for availability            Colstrip 1&2 line, Colstrip 3&4
of Colstrip                             line. Third AC, Northern Intertie,

 *Regulatory Assets –                   **Specific Transmission –  Colstrip
Tenaska, Encogen (Cabot Oil buy out),   1&2 line, Colstrip 3&4 line. Third
Bonneville Exchange Power               AC, Northern Intertie,

1 References in table correspond to FERC accounts to be itemized in the Exhibits. For example, "Other Power Supply Expenses" corresponds to FERC Account 557.

6.	Adjustment for Availability of Colstrip: A Colstrip adjustment will be measured against a weighted equivalent availability factor. If the actual availability factor (weighted by PSE ownership times unit capacity) for the four plants at Colstrip falls below a 70% equivalent availability factor a reduction will be made to the allowable revenue requirement for Colstrip. The calculation will be calculated by subtracting the actual weighted equivalent availability factor from 75%. This difference will be divided by 75% and the resulting percentage will be multiplied times the fixed costs (such fixed costs being more particularly described in Exhibit A) associated with Colstrip. The revenue requirement associated with this portion of these fixed costs will be removed from the allowable costs in the PCA.

7.	New Resources: New resources with a term of less than or equal to two years will be included in the allowable PCA costs. The prudence of these resources will be determined in the Commission’s review of the annual PCA report. New resources with a term greater than two years may be included in the PCA allowable cost at the lesser of the actual cost or the average embedded cost in the PCA (including transmission into PSE’s Puget Sound system) as a bridge mechanism, until the then future costs of these new resources can be reviewed in a Power Cost Only Rate review.

8.	Power Cost Only Rate Review: In addition to the yearly adjustment for power cost variances, there would be a periodic proceeding specific to power costs that would true up the Power Cost Rate to all power costs identified in the Power Cost Rate. The Company can also initiate a power cost only proceeding to add new resources to the Power Cost Rate. In either case, the Company would submit a Power Cost Only Rate filing proposing such change. This filing shall include testimony and exhibits that include the following:

  Current or updated least cost plan

  Description of the need for additional resources (as applicable)

  Evaluation of alternatives under various scenarios

  Adjustments to the Fixed Rate Component

  Adjustments to the Variable Rate Component

  A calculation of proforma production cost schedules that areconsistent with this docket, including power supply and other adjustments impacting then current production costs.

9.	If, during the first three (3) years after new rates have gone into effect (i.e., the three year period commencing July 1, 2002 and ending July 1, 2005) the Commission shall approve a cumulative increase to general rates in excess of 5%, and such cumulative increase in excess of 5% is the result of rate increases sought by the Company and approved by the Commission in one or more such Power Cost Only reviews, then within three (3) months of the date such cumulative rate increase in excess of 5% shall take effect, the Company shall file a general rate case.

10.	Further, if at any time after July 1, 2005 the Company shall file for a Power Cost Only review, and such filing shall result in an increase to general rates then in effect, the Company shall, within three (3) months of the effective date of any rate increase resulting from such Power Cost Only review, file a general rate case. Not more than one general rate case filing in any 12 month period shall be required to comply with this requirement.

11.	One objective of a new resource proceeding is to have the new Power Cost Rate in effect by the time the new resource would go into service. Upon receipt of such filing, hearings would be scheduled to review the appropriateness of adjusting the Power Cost Rate and/or adding new resource costs to the Power Cost Rate. These hearings would consider only power supply costs included within the Power Cost Rate. It is contemplated that this review would be completed within four months. Within 30 days following the four month review, the Commission would issue an order determining the appropriateness of all power costs to be included in the Power Cost Rate and the prudence of any new resource (with a term greater than two years) acquisition.

D.		PCA Mechanism (procedures)

	12.	Exhibit A details PSE’s presentation of the power costs, on a test year level (as defined in the revenue requirement settlement in Docket No. UE-011570) identified in the Total Revenue Requirement Table. The purpose of this exhibit is to calculate the Power Cost Baseline Rate which is defined as the sum of the Fixed Rate Components and Variable Rate Components divided by the test year delivered load (MWh). The remaining Executing Parties agree to PSE’s presentation shown in Exhibit A and will verify in due course the accuracy of the specific numbers in that exhibit.

13.	Exhibit B, which is based on the Company’s presentation of test year costs and is subject to verification by the remaining Executing Parties as described above, is an explanation and example of a calculation used in the PCA to determine the amount of power cost that will be subject to the sharing mechanism. This exhibit calculates the amount subject to sharing by subtracting the Baseline Power Costs from the Allowed Power Costs (rate year). Baseline Power Costs are defined as the Power Cost Baseline Rate times actual delivered load in the PCA period. The allowed power costs include: return on fixed production and transmission ratebase, return on variable (regulatory asset) ratebase, other Fixed Rate Components and actual cost of variable rate components included in the specified FERC accounts. The allowed power costs are adjusted for:

  existing (Docket No. UE-921262) prudence adjustment of Tenaska and March Point Phase 2 regulatory asset ratebase and amortization will be adjusted to the amounts to be included for the appropriate PCA period (Exhibit D)

  purchase power contracts will be adjusted to the amounts allowed in either the settlement Docket No. UE-011570 or the most recent Power Cost Rate Case (Exhibit E)

  Colstrip availability adjustment if applicable (Exhibit F)

  New resource pricing adjustment if applicable (Exhibit G)

14.	Exhibit C is an example that demonstrates the sharing and application of the $40 million cap.

15.	Unless otherwise ordered by the Commission, changes in rates attributable to PCA adjustments for the Variable Rate Component shall be charged on a cents/kWh basis, and changes in rates attributable to adjustments to the Power Cost Rate as a result of a power cost only review shall be charged based upon the peak credit methodology utilized in computing the rate spread methodology in this proceeding. No party is deemed to have approved or accepted these methodologies for any other purpose or precedent. Wholesale customers will be allocated power costs and power revenues at the end of a PCA year in the same relationship as done in the rate allocation from this docket.

E.		Least-Cost Planning/Decoupling

	16.	One of Puget Sound Energy's important responsibilities involves electric-resource portfolio development, a responsibility addressed in the Company's least cost plans prepared pursuant to WAC 480-100-238. This includes, among other things, assembling a mix of demand-and supply-side resources that promotes the societal benefits of reliable least cost electricity supplies. The parties agree that PSE's least-cost planning process provides an appropriate forum to address the evaluation of PSE's portfolio development, including consideration of rewards and/or penalties tied to PSE's overall long-term performance in portfolio development. The parties recommend that the Commission address these issues as soon as possible in Puget's least-cost planning process, pursuant to WAC 480-100-238, with opportunities for public comment prior to final determination.

17.	Nothing in this settlement precludes any party from raising in an appropriate future Commission proceeding issues surrounding the decoupling of distribution fixed cost recovery from retail sales volumes. The parties have reached no consensus on what constitutes an "appropriate proceeding" for this purpose, and reserve the right to oppose any effort to raise such issues.

F.		Miscellaneous Provisions

	18.	Binding on Parties: The Executing Parties agree to support the terms and conditions of this Agreement, as described above. The Executing Parties understand that this Agreement is subject to Commission approval.

19.	Integrated Terms of Settlement: The Executing Parties have negotiated this Agreement as an integrated document. Accordingly, the Executing Parties agree to recommend that the Commission adopt this Agreement in its entirety.

20.	Negotiated Agreement: This Agreement represents a fully negotiated agreement. Each Executing Party has been afforded the opportunity, which it has exercised, to review the terms of the Agreement. Each Party has been afforded the opportunity, which it has exercised, to consult with legal counsel of its choice concerning such terms and their implications. The Agreement shall not be construed for or against any Executing Party based on the principle that ambiguities are construed against the drafter.

21.	Execution: This Agreement may be executed by the Executing Parties in several counterparts, through original and/or facsimile signature, and as executed shall constitute one agreement.

DATED this 4th day of June, 2002.

PUGET SOUND ENERGY, INC.	WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION STAFF

By	By
Kimberly Harris	Robert Cedarbaum
Vice President of Regulatory Affairs	Shannon Smith
Assistant Attorneys General

PUBLIC COUNSEL SECTION, OFFICE OF THE ATTORNEY GENERAL OF THE STATE OF WASHINGTON	AT&T WIRELESS SERVICES, INC.

By	By
Simon ffitch	Its
Assistant Attorney General
Public Counsel Section Chief

COGENERATION COALITION OF WASHINGTON	KROGER CO.
By	By
Donald Brookhyser	Michael L. Kurtz
Attorney for Cogeneration	Attorney for Kroger Co.
Coalition of Washington

NW ENERGY COALITION and NATURAL RESOURCES DEFENSE COUNCIL

By
Danielle Dixon
Policy Associate, NW Energy Coalition